Exhibit 99.1



                                    CONTACT:
                              Antone F. Moreira
                              Vice President, Treasurer and
                              Chief Financial Officer
                              (201) 902-9600


                 SYMS CORP REPORTS RESULTS FOR THE FIRST QUARTER

Secaucus, New Jersey, June 25, 2004 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for its first quarter ended May 29, 2004.

For the thirteen weeks ended May 29, 2004, the Company had a net profit of $4,000 as compared to a net loss of $1,749,000 ($0.11 per share) for the 13-week period ended May 31, 2003. The Company's net sales for the 13 weeks ended May 29, 2004 increased 7.5% to $68,100,000 from $63,400,000 for the same period last year. Same store sales for the period ended May 29, 2004 increased 7.5% versus the same period last year.

Commenting on the first quarter, Marcy Syms, CEO, said, "Our continued focus on improving sales and gross margin performance and improved expense utilization is beginning to show positive results."

The Company's Board of Directors has approved the repurchase by the Company through June 7, 2006 of up to 3,100,000 shares of common stock at prevailing market rates. All shares repurchased will be held as treasury stock.

Syms Corp currently operates a chain of thirty-nine "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

Certain information in this press release includes forward-looking statements (within the meaning of Sections 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934), and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used is this press release, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions as they relate to the Company, or management of the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for the Company's product, possible disruptions in the Company's computer or telephone systems, possible work stoppages, or increases in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company's control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended, or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

                          (Financial Tables to Follow)

                                    SYMS CORP
                        CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                     Thirteen            Thirteen
                                       Weeks               Weeks
                                       Ended               Ended
                                     5/29/2004           5/31/2003
                                     ---------           ---------

Net Sales                             $68,321             $63,534

Gross Margin                           28,156              25,914

Operating Expenses                     28,225              28,336

Other Income                              (22)               (110)

Special Charge                              0                   0

Net Income After Taxes                $     4             $(1,749)
                                      ========            ========
Net Income Per Share -
Basic                                 $  0.00             $ (0.11)
                                      ========            ========

Weighted Average
Shares Outstanding                     15,103              15,439
                                      ========            ========

Net Income Per Share -
Diluted                               $  0.00             $ (0.11)
                                      ========            ========

Weighted Average
Shares Outstanding -
Diluted                                15,103              15,439
                                      ========            ========

                                    SYMS CORP
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                   May 29,                   May 31,
                                    2004                      2003
                                    ----                      ----

Assets:

Current Assets
   Cash                            32,370                    30,434
   Inventory                       83,458                    88,277
   Other Current Assets            15,685                     9,276
                                  -------                   -------
   Total Current Assets           131,513                   127,987

Property & Equipment              121,971                   133,312

Other Assets - Net                 25,939                    21,034
                                  -------                   -------
Total Assets                      279,423                   282,333
                                  =======                   =======

Liabilities & Capital:

   Accounts Payable                40,140                    35,647
   Accrued Expenses                10,126                     9,656
   Other Current Liabilities        4,121                     6,715
                                  -------                   -------
   Total Current Liabilities       54,387                    52,018

Other Long Term Debt                1,852                     1,886

Shareholders' Equity              223,184                   228,429
                                  -------                   -------
Total Liabilities & Capital       279,423                   282,333
                                  =======                   =======